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                                   EXHIBIT 11

              INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                            Three months                   Six months
                                           ended March 31,              ended March 31,
                                     ----------------------------  ---------------------------
                                         2002           2001           2002          2001
                                     -------------  -------------  ------------  -------------
Net loss                             $(   609,000)  $(    73,000)  $(  771,000)  $(    40,000)

Deemed dividends on Series C and
  D preferred stock relating to
  in-the-money conversion terms                 -    (    15,000)            -    (    29,000)
Accrued dividends on Series D and E
  preferred stock                               -    (    39,000)            -    (    78,000)
Accretion on Series C and E
  preferred stock                               -    (     5,000)   (    1,000)   (    10,000)
                                     -------------  -------------  ------------  -------------

Net loss applicable to common
  shareholders                       $(   609,000)  $(   132,000)  $(  772,000)  $(   157,000)
                                     =============  =============  ============  =============

Weighted average number of common
  shares outstanding                    8,551,251      4,994,909     8,420,344      4,994,909

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                             -              -             -              -
                                     -------------  -------------  ------------  -------------

                                        8,551,251      4,994,909     8,420,344      4,994,909
                                     =============  =============  ============  =============

Basic loss per share applicable
  to common shareholders:
    Loss from continuing
      operations                     $ (     0.07)  $(      0.03)  $(     0.09)  $(      0.04)
    Gain from discontinued
      operations                             0.00           0.00          0.00           0.01
                                     -------------  -------------  ------------  -------------

Basic loss per common share          $ (     0.07)  $(      0.03)  $(     0.09)  $(      0.03)
                                     =============  =============  ============  =============

Diluted loss per share applicable
  to common shareholders:
    Loss from continuing
      operations                     $ (     0.07)  $(      0.03)  $(     0.09)  $(      0.04)
    Gain from discontinued
      operations                             0.00           0.00          0.00           0.01
                                     -------------  -------------  ------------  -------------

Diluted loss per common share        $ (     0.07)  $(      0.03)  $(     0.09)  $(      0.03)
                                     =============  =============  ============  =============


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 348,850 shares at March 31, 2002 and 3,517,429 shares at March 31, 2001) would be to decrease net loss per share.


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